UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
October 5, 2005 (September 30, 2005),

ZIX CORPORATION
(Exact name of registrant as specified in its charter)

Texas	0-17995	75-2216818

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2711 North Haskell Avenue
Suite 2300, LB 36
Dallas, Texas 75204-2960
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (214) 370-2000
Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
          On September 30, 2005, MyDocOnline, Inc. (the “Company”), a wholly-owned subsidiary of Zix Corporation (“ZixCorp” or the “Registrant”), entered into an Asset Purchase Agreement with Mitem Corporation, a privately held corporation headquartered in Menlo Park, California (“Mitem”), pursuant to which the Company sold its Dr. Chart® product line and related assets to Mitem. Dr. Chart is an online lab ordering and results service.
          As consideration, the Company received $150,000 in cash paid at the closing, a promissory note in the original principal amount of $550,000 (subject to certain adjustments) payable by mid-August 2007, and a warrant exercisable for 400,000 shares of Mitem Corporation common stock. Additionally, subject to the conditions and limitations provided in the Asset Purchase Agreement, Mitem assumed all Dr. Chart customer contracts and obligations upon close of the sale, including deferred revenues of approximately $753,000. The proceeds from the note receivable from Mitem will vary as a result of early payment discounts depending on when Mitem elects to pay the note. If the note is fully paid before December 31, 2005, Mitem will be required to pay $400,000 under the note; if the note is fully paid before March 30, 2006, Mitem will be required to pay $450,000 under the note. If the note is not paid as aforesaid, the note principal is due in six equal quarterly payments beginning May 15, 2006. The note bears interest at 10% per annum.
          The sale of the product line will result in a net operating cash flow benefit going forward for the Company. However, the sale of the Dr. Chart service will result in the Company recognizing a one-time, non-cash loss from the sale in the third quarter of 2005. The primary factor in determining the amount of the loss is the amount of goodwill deemed to be associated with and included in the carrying value of the Dr. Chart service on the Company’s consolidated financial statements. The Company preliminarily estimates that the loss from the sale will range between $3.3 and $4.5 million. The promissory note issued by Mitem will initially be fully reserved. Therefore, gains could be recorded in future periods as the collectability of the note receivable is reassessed in the future.
          The Asset Purchase Agreement (excluding the Disclosure Schedule and Exhibits), Promissory Note, and Warrant are attached hereto as Exhibits 2.1, 2.2, and 2.3 and incorporated herein by reference. On October 4, 2005, ZixCorp issued a press release concerning the sale described above, which is attached hereto as Exhibit 99.1 and incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(a)	Financial Statements of Businesses Acquired.

N/A

(b)	Pro Forma Financial Information.

N/A

(c)	Exhibits.

Exhibit No.	Description

2.1*	Asset Purchase Agreement, entered into as of September 30, 2005, among Mitem Corporation, Zix Corporation, and MyDocOnline, Inc. (excluding the Disclosure Schedule and Exhibits).

2.2*	Promissory Note, dated September 30, 2005, payable by Mitem Corporation in the original principal amount of $550,000, issued in connection with the Asset Purchase Agreement filed as Exhibit 2.1 hereto.

2.3*	Warrant, dated September 30, 2005, issued by Mitem Corporation exercisable for 400,000 shares of common stock of Mitem Corporation, issued in connection with the Asset Purchase Agreement filed as Exhibit 2.1 hereto.

99.1*	Press Release of Zix Corporation, dated October 4, 2005.

*	Filed herewith.
SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZIX CORPORATION (Registrant)
Date: October 5, 2005	By:	/s/ Bradley C. Almond
Bradley C. Almond
Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)

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